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EXHIBIT 11

   CYTOCLONAL PHARMACEUTICS INC.


COMPUTATION OF NET (LOSS) PER COMMON SHARE
             (unaudited)


                                            THREE MONTHS               SIX MONTHS
                                           ENDED JUNE 30,             ENDED JUNE 30,
                                         1996         1997         1996           1997
                                     -----------  -----------   ------------   ------------

Net (loss)                           $ (663,000)  $ (779,000)   $(1,320,000)   $(1,517,000)

Add cumulative preferred dividend       (80,000)     (73,000)      (160,000)      (146,000)
                                     ----------   ----------    -----------    -----------
NET (LOSS) USED FOR COMPUTATION
                                     $ (743,000)  $ (852,000)   $(1,480,000)   $(1,663,000)

Weighted average number of
  common shares outstanding           7,637,000    8,206,000      7,603,000      8,073,000
                                     ----------   ----------    -----------    -----------
Net (loss) per common share          $    (0.10)  $    (0.10)   $     (0.19)   $     (0.21)
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